Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-174684 on Form S-4 of our reports dated February 28, 2011, relating to the financial statements of American Tower Corporation, and the effectiveness of American Tower Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of American Tower Corporation for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Boston, Massachusetts

August 11, 2011